AMENDED ARTICLES OF AMENDMENT
           TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                    OF
                         CAVION TECHNOLOGIES, INC.
                             SETTING FORTH THE
                AMENDED STATEMENT OF DESIGNATION OF SERIES
                AND DETERMINATION OF RIGHTS AND PREFERENCES
                 OF CONVERTIBLE PREFERRED STOCK, SERIES A

            TO THE SECRETARY OF STATE OF THE STATE OF COLORADO:

     Pursuant to Article 106-102 of the Colorado Business Corporation Act, CAVION TECHNOLOGIES, INC., a Colorado corporation (the "Corporation"), submits the following articles of amendment to its Second Amended and Restated Articles of Incorporation setting forth the statement of designation of series and determination of rights and preferences of its Convertible Preferred Stock, Series A.

     FIRST: The name of the corporation is Cavion Technologies, Inc., a Colorado corporation.

     SECOND: The Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting pursuant to Section 108-202 of the Colorado Business Corporation Act, duly adopted the following resolution on February 1, 1999. No shareholder action was required.

     WHEREAS, the Second Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation") authorize a class of preferred stock, consisting of 10,000,000 shares, par value $.0001 per share (the "Preferred Stock"), issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article THIRD of the Articles of Incorporation, to authorize the issuance of one or more series of Preferred Stock and may determine the preferences, limitations and relative rights of any such series in accordance with
Section 106-102 of the Colorado Business Corporation Act; and

     WHEREAS, the Board of Directors of the Corporation has determined that a series of 770,000 shares of Convertible Preferred Stock, Series A should be reserved for issuance subject to the designation, preferences, limitations and relative rights set forth below.

     NOW THEREFORE BE IT RESOLVED that pursuant to Article THIRD of the Articles of Incorporation, there is hereby established a new series of 770,000 shares of Convertible Preferred Stock of the Corporation, to have the designation, preferences, limitations and relative rights set forth below; and be it further

     RESOLVED, that pursuant to Article THIRD of the Articles of Incorporation and Section 106-102 of the Colorado Business Corporation Act, the Articles of Incorporation be, and they hereby are, amended by the addition of the following as the Statement of Designation, Preferences, Limitations and Relative Rights of the Convertible Preferred Stock, Series A.

     A. The Convertible Preferred Stock, Series A, shall rank in priority on a parity with the Parity Securities as to payment of dividends and as to distributions on liquidation and, to the extent provided herein, ahead of the Junior Securities (as the same may be adjusted from time to time to reflect stock splits, stock dividends, recapitalizations, combinations and the like) and shall be subject to the following rights, preferences, priorities, conditions, limitations and restrictions:

          1. DESIGNATION. The shares of such series shall be designated "Convertible Preferred Stock, Series A" (hereinafter referred to as the "Series A Preferred").

          2. DIVIDENDS. The holders of record of the Series A Preferred shall be entitled to receive, as and when declared by the Board of Directors, dividends as follows:

               (a) from and after the date of issuance of the Series A Preferred, the holders of the Series A Preferred shall be entitled to receive cumulative preferential dividends at the rate of 5% per annum, such dividends to accrue and be cumulative from said date and to be payable quarterly on the last day of March, June, September and December of each year, commencing March 31, 1999, such dividend rate to be based on the offering price of $3.00 per share of Series A Preferred (the "Offering Price"), and

               (b) such dividends may, at the option of the Corporation, be paid in Class A Common Stock of the Company or in cash, with any payment in Class A Common Stock being in that number of shares of Class A Common Stock that is calculated by dividing the amount of cash that would be payable if such dividend were paid in cash by the market value of a share of Class A Common Stock of the Corporation on the date such dividend is payable (as determined in good faith by the Directors). The market value determined by the Directors for this purpose shall be no higher than the most recent price per share of Class A Common Stock issued by the Corporation.

               Such dividends shall be cumulative and no dividend shall be declared, paid or set apart for payment upon the Junior Securities unless all then unpaid and accumulated dividends on the Series A Preferred up to and including the dividend payment for the last completed period for which such dividends shall be payable shall have been declared and paid or set apart for payment.

               The mailing of checks or of certificates for shares of Class A Common Stock, as applicable, shall satisfy such dividends to the extent of the sum or sums represented thereby. Each dividend on the Series A Preferred shall be paid to the registered holders appearing on the register at the close of business on such day (which shall not be more than thirty (30) days preceding the date fixed for payment of such dividend) as may be determined from time to time by the Directors.

          3. LIQUIDATION. In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among stockholders for the purpose of winding up its affairs, or in the event of the merger of the Corporation into any entity as a result of which the Corporation is not the surviving corporation or the sale of all or substantially all of the assets of the Corporation, the holders of the Series A Preferred shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of Junior Securities, be entitled to receive a sum equal to two times the Offering Price per share, together with all accrued and unpaid dividends (which for such purpose shall be calculated as if such dividends were accruing from day to day for the period from the expiration of the last period for which dividends have been paid up to and including the date of distribution). If, upon any such liquidation, dissolution, distribution, winding up, merger or sale of all or substantially all of the assets of the Corporation, the liquidation preferences with respect to the Series A Preferred and any Parity Securities are not paid in full, the holders of the Series A Preferred and such Parity Securities will share ratably in any distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment to the holders of the Series A Preferred of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

          4. VOTING. Except as required by law, the holders of the Series A Preferred shall not be entitled to vote such shares on any other matter to be voted on by the stockholders of the Corporation.

          5.   CONVERSION.

               (a) Subject to and upon compliance with the provisions of this Paragraph A.5, shares of the Series A Preferred shall be convertible, at the option of the holder, into fully paid and non-assessable shares of Class A Common Stock as determined by dividing the amount of the Offering Price by the conversion price provided in Paragraph A.5(e) below, as such conversion price may be adjusted in Paragraph A.5(f) below.

               (b) A holder of Series A Preferred may exercise the conversion right provided hereby by surrendering the certificate or certificates representing the shares of Series A Preferred which are to be converted, together with a written notice requesting such conversion, to the Corporation at any time during usual business hours. If only a portion of the shares represented by any such certificates is to be converted, upon such conversion the Corporation shall issue and deliver a new certificate or certificates for the remainder of the shares to the holder thereof at the expense of the Corporation.

               (c) As promptly as practicable after the surrender, as herein provided, of the shares of Series A Preferred for conversion, the Corporation shall deliver or cause to be delivered, to or upon the written order of the holder, a certificate representing fully paid and non-assessable shares of Class A Common Stock into which such shares may be converted in accordance with this Paragraph A.5. Subject to the provisions of this Paragraph A.5(c) and Paragraph A.5(f), such conversion shall be deemed to have been immediately prior to the close of business on the date (the "Conversion Date") that such shares shall have been surrendered for conversion, accompanied by written notice of election to exercise the conversion right provided hereby, so that the right of the holder of such shares of Series A Preferred as holder thereof shall cease with respect to such shares of Series A Preferred being converted at such time, and the person or persons entitled to receive the shares of Class A Common Stock upon conversion shall be treated for all purposes as having become the record holder or holders thereof at such time and shall be entitled to rank equally with the registered holders of all other Common Stock in respect of all dividends payable to holders of Class A Common Stock of record on any date after the date of conversion.

               (d) The amount of accrued and unpaid dividends, if any, as of the Conversion Date, with respect to any shares of Series A Preferred being converted, shall be paid in cash or in shares of Class A Common Stock by the Corporation (calculated as provided in Paragraph A.2), and a check or share certificate representing such accrued and unpaid dividends shall be forwarded to the holder together with the certificate representing the shares of Class A Common Stock into which such shares have been converted.

               (e) The initial conversion price (the "Conversion Price") at which shares of Class A Common Stock shall be issuable upon conversion of shares of Series A Preferred shall be the amount equal to the Offering Price per share of Class A Common Stock with each share of Series A Preferred having a value equal to the Offering Price for this purpose.

               (f) The Conversion Price shall be subject to adjustment from time to time as follows:

                    (i) In case the Corporation shall (A) pay a dividend or make a distribution on its shares of Common Stock in shares of its capital stock, (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares of Common Stock or, (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be appropriately adjusted so that the holder of any share of Series A Preferred shall be entitled to receive, upon any conversion of Series A Preferred thereafter, the number of shares of Common Stock, or the number and kind of other shares of capital stock of the Corporation, which the holder would have owned or been entitled to receive after the happening of any of the events described above had such share of Series A Preferred been converted immediately prior to any such event.

                   (ii) In case the Corporation shall issue shares of Common Stock without consideration or for a consideration less than two times the Conversion Price in effect immediately prior to any such issuance, other than as covered in subparagraph (i) above (a "Price Protection Offering"), the Conversion Price shall be adjusted so that the same shall equal one-half of the price per share at which Common Stock is issued in such Price Protection Offering. Such adjustment shall be made upon the closing with respect to the Price Protection Offering. However, the foregoing provisions of this subparagraph (ii) shall not apply to any issuance of shares of Common Stock in connection with a Strategic Partner Transaction. In case the Corporation shall issue shares of Common Stock in a Strategic Partner Transaction for consideration which has a Fair Market Value per share that is less than the Conversion Price in effect immediately prior to any such issuance, the Conversion Price shall be adjusted so that the same shall equal the Fair Market Value per share at which the Common Stock is issued in such Strategic Partner Transaction.

                  (iii) In case the Corporation shall issue any securities convertible into shares of Common Stock (or any rights, warrants or options to subscribe for or purchase securities convertible into shares of Common Stock), other than as covered in subparagraph (i) above, and the total consideration per share of Common Stock for the issuance and exercise of such convertible securities, rights, warrants or options (including the conversion price per share of Common Stock under the convertible securities purchasable upon exercise any such rights, warrants or options) (the "Total Consideration") is less than two times the Conversion Price in effect immediately prior to any such issuance, the Conversion Price shall be adjusted so that the same shall equal one-half of the Total Consideration. However, the foregoing provisions of this subparagraph (iii) shall not apply to any Strategic Partner Transaction. In case the Corporation shall issue any securities convertible into shares of Common Stock (or any rights, warrants or options to subscribe for or purchase securities convertible into shares of Common Stock) in a Strategic Partner Transaction, and the sum of the Fair Market Value per share of Common Stock of the total consideration for the issuance and exercise of such convertible securities, rights, warrants or options (including the conversion price per share of Common Stock under the convertible securities purchasable upon exercise of any such rights, warrants or options) (the "Total Value") is less than the Conversion Price in effect immediately prior to any such issuance, the Conversion Price shall be adjusted so that the same shall equal the Total Value.

                   (iv) In case the Corporation shall distribute to all holders of its shares of Common Stock any evidences of its indebtedness or any assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph (i) above), then in each such case the Conversion Price in effect thereafter shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding on the record date referred to below multiplied by the Conversion Price in effect immediately prior to such distribution, from which shall then be deducted the fair market value (as determined by the Corporation) of said evidences of indebtedness or assets so distributed, and the denominator of which shall be the total number of shares of Common Stock outstanding on the record date referred to below multiplied by the Conversion Price in effect immediately prior to such distribution. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution; provided however that nothing in this subparagraph (iv) shall be interpreted to permit any distribution prohibited by paragraph A.12.

                    (v) In any case in which this Paragraph A.5(f) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder thereof, if shares of Series A Preferred are converted after such record date and before the occurrence of such event, the additional shares of Class A Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such conversion before giving effect to such adjustment and
(B) paying to such holder any amount in cash in lieu of a fractional share pursuant to Paragraph A.5(h); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares or other securities and such cash upon the occurrence of the event requiring such adjustment.

                   (vi) No adjustment in the Conversion Price shall be required (A) with respect to shares of Class A Common Stock issued upon conversion of shares of Series A Preferred or (B) unless such adjustment would require an increase or decrease in the Conversion Price of at least $.05; provided, however, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph A.5 shall be made to the nearest $.01.

                  (vii) No adjustment in the Conversion Price shall be required under subparagraph (ii) or (iii) above with respect to (A) the grant or exercise of stock options or the award of stock grants, stock appreciation rights or similar instruments to directors or employees of the Corporation or advisors providing bona fide services to the Corporation, as approved by the Directors, or (B) any issuance of securities of the Corporation in connection with acquisition by the Corporation of assets or securities of any other entity.

                 (viii) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly mail or cause to be mailed a notice of such adjustment to the holders of Series A Preferred at such holder's last address as the same appears on the Corporation's records.

               (g) In case of any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination covered by (f)(i) above), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any reclassification or change of the outstanding shares of Common Stock), or in case of any conveyance or transfer to another person of all or substantially all of the property of the Corporation, the holders of Series A Preferred shall have the right to convert such shares into the kind and amount of shares of beneficial interest and other securities and property which would have been receivable by such holder upon such reclassification, change, consolidation, merger, conveyance or transfer if such shares of Series A Preferred had been converted into shares of Class A Common Stock immediately prior thereto.

               (h) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of shares of Series A
Preferred. If any conversion results in a fraction, an amount equal to such fraction multiplied by the Conversion Price then in effect shall be paid to such holder in cash by the Corporation.

               (i) The issue of certificates on conversions of shares of Series A Preferred shall be made without charge to the converting holder for any tax in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in any name other than that of the holder of the shares being converted and the Corporation shall not be required to issue or deliver any certificate in respect of shares of Class A Common Stock unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

               (j) The Corporation covenants that all shares of Class A Common Stock which may be issued upon conversion of shares of Series A Preferred will upon issue be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation does hereby reserve out of its authorized but unissued Class A Common Stock 1,000,000 shares of Class A Common Stock for the conversion of Series A Preferred and shall at all times hereafter retain a sufficient number of shares of authorized but unissued Class A Common Stock to satisfy the conversion privilege of all of the issued shares of Series A Preferred.

               (k)  In case at any time the Corporation shall propose:

                    (i) to pay any dividend on its shares of Common Stock in shares of its capital stock or to make any distribution (other than a regular cash dividend) to the holders of its shares of Common Stock; or

                   (ii) to offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of beneficial interest of any Class or any other rights or warrants; or

                  (iii) to consolidate or merge with or into another person;

                   (iv) to effect any reorganization, reclassification, liquidation, dissolution or winding-up of the Corporation; or

                    (v) to effect any conveyance or transfer to another person of all or substantially all of the property of the Corporation;

                    Then and in any one or more of such cases, the Corporation shall cause at least ten days notice thereof to be given to the holders of Series A Preferred of the date on which (x) the Corporation shall close, or cause a record to be taken, for such dividend on shares of Common Stock, distribution, or offering of rights or warrants or (y) such consolidation, merger, reorganization, reclassification, liquidation, dissolution, winding-up, conveyance or transfer shall be effective, as the case may be.

          6. AUTOMATIC CONVERSION. Each share of Series A Preferred shall automatically be converted into shares of Class A Common Stock at the Conversion Price then in effect on the earlier to occur of (i) consummation of a public offering of any of the Common Stock of the Corporation; or (ii) the date specified in a notice thereof delivered by the Corporation at any time after January 1, 2004.

          7. NO PREEMPTIVE RIGHTS. The holders of the Series A Preferred shall not, as such, be entitled to any preemptive rights or other rights to subscribe for or purchase any issue of shares, bonds, debentures or other securities of the Corporation or any part thereof.

          8. INCREASES IN AUTHORIZED CAPITAL. Except as herein expressly provided, nothing herein contained shall be deemed to limit the right of the Corporation from time to time to increase its capital stock or to subdivide, consolidate, change, classify or reclassify any shares now or hereafter authorized upon compliance with the then applicable laws.

          9. PAYMENTS. All payments to be made hereunder in cash on or in respect of the Series A Preferred whether on account of capital, dividends or otherwise, shall be made in U.S. funds.

          10. NO SENIOR PREFERRED STOCK. The Corporation shall not while any of the shares of the Series A Preferred remain outstanding issue any series of preferred stock, the terms of which provide that such series has priority over the Series A Preferred as to the payment of dividends or as to repayment of capital.

          11. NO REDEMPTION OF JUNIOR SECURITIES. So long as any shares of Series A Preferred are outstanding, the Corporation shall not, and shall not permit any subsidiary to, redeem, purchase or otherwise acquire any shares of any Junior Securities, except (i) from directors, employees or advisors of the Corporation pursuant to the terms of stock option, stock purchase or similar agreements with such directors, employees or advisors providing for purchase of or right of first refusal with respect to such Junior Securities, or (ii) payments (including settlement payments) made with respect to claims of statutory dissenters' rights.

          12. LIMITATION ON DIVIDENDS AND DISTRIBUTIONS. Until all of the Series A Preferred has been converted into Class A Common Stock, except for cash dividends of amounts approved by the Directors payable in any year out of the Net Cash Flow earned by the Corporation in such year, the Corporation shall not distribute to any holders of Junior Securities any evidences of its indebtedness or assets (excluding dividends or distributions referred to in subparagraph A.5(f)(i) above), unless the holders of a majority of the Series A Preferred consent to the distribution. However, no consent shall be required with respect to any distribution in connection with (i) a liquidation, dissolution or winding-up of the Corporation, or (ii) a conveyance or transfer to another person of all or substantially all of the property of the Corporation.

     B. DEFINITIONS. The following words and phrases whenever used herein shall, unless there be something in the context inconsistent therewith, have the following meanings:

          "Common Stock" means the Class A and Class B common stock of the Corporation, par value $.0001 per share.

          "Directors" means the Board of Directors of the Corporation for the time being, and reference to an action by the Directors shall mean action by the Directors as a Board or by any authorized
     Committee thereof.

          "Fair Market Value" of any non-cash consideration shall mean the fair market value of such non-cash consideration as determined in good faith by the Directors.

          "Junior Securities" means the Common Stock of the Corporation and any series of preferred stock subsequently issued by the Corporation, the terms of which specifically provide that such series is subordinate to the Series A Preferred as to payment of dividends and as to repayment of capital and any other Class of shares of the Corporation at any time which ranks after or is subordinate to the Series A Preferred as to payment of dividends and as to repayment of capital.

          "Net Cash Flow" means the Corporation's cash flow from operations after deducting all overhead, general and administrative expenses, salaries and bonuses to all officers and employees of the Corporation, taxes, debt service, payment of principal amounts due on any indebtedness and dividends on the Series A Preferred.

          "Parity Securities" means any series of preferred stock subsequently issued by the Corporation, the terms of which either specifically provide that such series will rank on a parity with the Series A Preferred or fail to specify the ranking of such series relative to the Series A Preferred.

          "Strategic Partner Transaction" means any transaction undertaken to create a strategic business liaison between the Company and the investor and which may either enhance revenues to the Company or reduce Company costs.

          "U.S. Funds" or sums of money referred to by "$" or "dollars" shall mean United States dollars.

          Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and vice versa and words importing persons shall include firms, associations and corporations and vice versa.

     IN WITNESS WHEREOF, Cavion Technologies, Inc., a Colorado corporation, has caused this Amendment to be signed by its President, this 26th day of February, 1999.

CAVION TECHNOLOGIES, INC.


By:/s/David J. Selina
Name: David J. Selina
Title: President